As filed with the Securities and Exchange Commission on August 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Oriental Education & Technology Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 6 Hai Dian Zhong Street

Haidian District, Beijing 100080

The People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

2016 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Stephen Zhihui Yang

Executive President and Chief Financial Officer

New Oriental Education & Technology Group Inc.

No. 6 Hai Dian Zhong Street

Haidian District, Beijing 100080

The People’s Republic of China

(86 10) 6090-8000

Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by New Oriental Education & Technology Group Inc. (the “Registrant”) for the purpose of registering 100,000,000 additional common shares, par value US$0.001 per share, issuable under the 2016 Share Incentive Plan of the Company, as amended (the “Plan”). The Registrant previously filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (File No. 333-222724) on January 26, 2018, with respect to the Plan (the “Prior Registration Statement”). These 100,000,000 additional common shares are shares reserved for future award grands under the Plan pursuant to an amendment to the Plan that was approved by the board of directors of the Registrant and took effect on January 27, 2025. This registration statement relates to the securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. In accordance with such instruction, except as otherwise set forth below, the contents of the Prior Registration Statement relating to the Plan are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s registration statement on Form S-8 (File No. 333-222724) filed with the Commission on January 26, 2018;

(b)	The Registrant’s annual report on Form 20-F (File No. 001-32993) for the year ended May 31, 2024, filed with the Commission on September 25, 2024; and

(c)

The description of the Registrant’s common shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-32993) filed with the Commission on August 23, 2006, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s third amended and restated memorandum and articles of association provide that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s willful neglect or default, in connection with the execution or discharge of such person’s duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such persons in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

2

The Registrant has entered into indemnification agreements with its directors and officers which provide such persons with indemnification against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

3

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 6-K (File No. 001-32993) filed with the Commission on November 28, 2023)

4.2	Registrant’s Specimen Certificate for Common Shares (incorporated herein by reference to Exhibit 2.2 to the annual report on Form 20-F (File No. 001-32993) filed by the Registrant with the Commission on September 24, 2021)

4.3	Deposit Agreement, dated as of September 12, 2006, between the Registrant, the depositary and holders of the American Depositary Receipts (incorporated by reference to Exhibit 4.2 of the Registrant’s F-3 registration statement (File No. 333-249642) filed with the Commission on October 23, 2020)

4.4	Supplemental Agreement to Deposit Agreement, dated as of June 5, 2007, between the Registrant, the depositary and holders and beneficial owners of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(2) to the registration statement on Form F-6/A (File No. 333-136862) filed with the Commission on June 5, 2007)

4.5	Form of Supplement and Amendment No. 2 to Deposit Agreement between the Registrant, the depositary and holders and beneficial owners of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(3) to the registration statement on Form F-6 (File No. 333-176069), filed with the Commission on August 5, 2011)

4.6	Form of Supplement and Amendment No. 3 to Deposit Agreement between the Registrant, the depositary and holders and beneficial owners of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(4) of post-effective amendment No. 1 to the registration statement on Form F-6 (File No. 333-176069), filed with the Commission on April 25, 2012)

4.7	Form of Amendment No. 4 to Deposit Agreement between the Registrant, the depositary and holders and beneficial owners of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit (a)(v) of post-effective amendment No. 1 to the registration statement on Form F-6 (File No. 333-253812), filed with the Commission on April 8, 2022)

5.1*	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the legality of the common shares being registered

10.1	2016 Share Incentive Plan (incorporated by reference to Exhibit 4.15 to annual report on Form 20-F (File No. 001-32993) filed with the Securities and Exchange Commission on September 27, 2016)

10.2*	Amendment to 2016 Share Incentive Plan, effective as January 27, 2025

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August 8, 2025.

New Oriental Education & Technology Group Inc.

By:	/s/ Stephen Zhihui Yang
	Name:	Stephen Zhihui Yang
	Title:	Executive President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Chenggang Zhou and Mr. Stephen Zhihui Yang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on August 8, 2025.

Signature	Title

/s/ Chenggang Zhou	Director and Chief Executive Officer
Chenggang Zhou	(Principal Executive Officer)

/s/ Stephen Zhihui Yang	Executive President and Chief Financial Officer
Stephen Zhihui Yang	(Principal Financial and Accounting Officer)

/s/ Michael Minhong Yu	Chairman
Michael Minhong Yu

/s/ Louis T. Hsieh	Director
Louis T. Hsieh

/s/ Denny Lee	Director
Denny Lee

/s/ Yue Zhuge	Director
Yue Zhuge

/s/ Robin Yanhong Li	Director
Robin Yanhong Li

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of New Oriental Education & Technology Group Inc., has signed this registration statement or amendment thereto in New York, New York on August 8, 2025.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President for and on behalf of Cogency Global Inc.